Exhibit 99.1

KRG Press Release – 3.20.2026
Kite Realty Group Promotes Heath R. Fear to President and Chief Financial Officer
Indianapolis, IN – March 20, 2026 – Kite Realty Group (NYSE: KRG) today announced that Heath R. Fear, the Company’s Executive Vice President and Chief Financial Officer, has been promoted to President and Chief Financial Officer. In this expanded role, Mr. Fear will continue to report to John A. Kite, Chairman and Chief Executive Officer. Thomas K. McGowan will continue in his role as President and Chief Operating Officer.
Mr. Fear joined the Company in 2018, and this promotion reflects the broadening scope of responsibilities he has assumed during his tenure. He will continue to lead the Company’s financial initiatives while also overseeing its investment strategy, cultivating and maintaining joint venture relationships, and advancing efforts aimed at elevating the Company’s portfolio quality, enhancing its growth trajectory, and creating long-term shareholder value.
“Heath has played a critical role in shaping our strategy, strengthening our balance sheet, and driving disciplined capital allocation across the organization,” said John A. Kite, Chairman and Chief Executive Officer. “He is a trusted partner to me, our Board, and the leadership team. This promotion reflects the tremendous impact he has had across the Company and our confidence in his ability to help lead Kite’s next chapter.”
About Kite Realty Group
Kite Realty Group (NYSE: KRG) is a real estate investment trust (REIT) that owns and operates a high-quality portfolio of open-air shopping centers and mixed-use destinations. The Company’s portfolio is concentrated in high-growth Sun Belt and select strategic gateway markets. Publicly listed since 2004, KRG brings more than six decades of experience in developing, operating, and investing in real estate, using a disciplined, hands-on approach to enhance portfolio quality and maximize long-term value for all stakeholders. As of December 31, 2025, the Company owned interests in 169 U.S. open-air shopping centers and mixed-use assets, comprising approximately 27.3 million square feet of gross leasable space. For more information, please visit kiterealty.com.
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Contact Information: Kite Realty Group
Tyler Henshaw
SVP, Capital Markets & Investor Relations
317.713.7780
thenshaw@kiterealty.com